UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 4, 2018

TECNOGLASS INC.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands	001-35436	98-1271120
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Avenida Circunvalar a 100 mts de la Via 40, Barrio Las Flores, Barranquilla, Colombia

(Address of Principal Executive Offices) (Zip Code)

(57)(5) 3734000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01	Entry into a Material Definitive Agreement.

As previously reported, on March 1, 2017 (the “Effective Date”), Tecnoglass Inc. (the “Company”) entered into and consummated a purchase agreement, as amended (the “Purchase Agreement”), with Giovanni Monti (the “Seller”), the owner of 100% of the outstanding shares of Giovanni Monti and Partners Consulting and Glazing Contractors (“GM&P”). Pursuant to the Purchase Agreement, the Company acquired all of the shares of GM&P from the Seller for a purchase price of US$35 million. An initial US$6 million of the purchase price was payable and paid in cash within 60 days from the Effective Date. The remaining US$29 million of the purchase price was payable on or before May 15, 2018.

On May 4, 2018, the Company paid the Seller an additional US$6 million of cash on hand and entered into an agreement with the Seller to settle the remaining balance of the purchase price (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the remaining US$23 million of the purchase price was satisfied through the issuance of a US$10 million junior subordinated note (the “Note”) and the issuance of an aggregate of US$13 million of ordinary shares of the Company valued at $10.50 per share (or an aggregate of 1,238,095 ordinary shares of the Company). The Note will have semi-annual interest-only payments at a fixed rate of 6% per annum and matures in March 2022.

On May 7, 2018, the Company issued a press release announcing the foregoing.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated May 7, 2018

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 7, 2018

TECNOGLASS INC.

By:	/s/ Jose M. Daes
Name:	Jose M. Daes
Title:	Chief Executive Officer

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